EXHIBIT 99.1


                        FOR:                PLAY-BY-PLAY TOYS & NOVELTIES, INC.

                        CONTACT:            JOE M. GUERRA
                                            CHIEF FINANCIAL OFFICER
FOR IMMEDIATE RELEASE                       PLAY-BY-PLAY TOYS & NOVELTIES, INC.
                                            (210) 804-4726
                        INVESTOR RELATIONS: DONNA STEIN, CINDY REID,
                                            JILL MELESKI
                                            MORGEN-WALKE ASSOCIATES, INC.
                                            (212) 850-5600
                        MEDIA CONTACT:      GREGORY TIBEREND
                                            MORGEN-WALKE ASSOCIATES, INC.
                                            (212) 850-5600


     PLAY-BY-PLAY SECURES SHORT TERM LOAN FROM CHAIRMAN AND CURES DEFAULT ON
                     SENIOR DEBT AND CONVERTIBLE DEBENTURES


SAN ANTONIO, TX, March 21, 2000 - Play-By-Play Toys & Novelties, Inc. (Nasdaq:
PBYP) today announced the Company has cured its default in the payment of interest due under its Convertible Debentures, and improved its liquidity by obtaining a loan in the principal amount of $2.5 million from the Chairman of the Company. The loan provides for interest at 8% and is secured by a first lien on the Company's 1999 federal income tax refund and matures on or before October 25, 2002. The loan plus accrued interest is payable upon receipt by the Company of the tax refund proceeds. In the event of a shortfall between the outstanding loan amount plus accrued interest and the tax refund proceeds, the Company is permitted to make limited payments of the difference to the Chairman with the repayments determined based on a cash availability formula under the Company's senior Credit Facility.

In addition, the Company's senior lender agreed to provide a supplemental loan under the revolving line of credit in the principal amount of $500,000 to the Company. The supplemental loan must be repaid in weekly installments of $100,000, with the final maturity date being seven weeks from the date of the loan from the Chairman. The Company and the senior lender further agreed to reduce the maximum credit commitment under the Company's Credit Facility from $60 million to $35 million, which will result in savings to the Company of approximately $62,000 per year in unused credit commitment fees.

Arturo G. Torres, Chairman of the Board and Chief Executive Officer of Play-By-Play, commented, "With the world-wide acceptance of the Looney Tunes amusement line, strong early sales demand for Pokemon, and with the recent infusion of the additional working capital, I believe we are well-positioned for a strong amusement season. We are encouraged by the robust demand for our Pokemon merchandise, particularly since the licensor recently relaxed distribution restrictions and allowed us to begin shipping merchandise to our amusement customers prior to April 1st, in time for the opening of our amusement season."

                                     -more-

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Raymond Braun, President and Chief Operating Officer of Play-By-Play, commented,
"As previously announced, we are pleased with the significant progress made towards meeting our initiative set for this year as evidenced by the approximate 11% improvement in our loss from operations for the three months ended January 31, 2000 compared to the same quarter of 1999, and the significant reductions in inventory and accounts receivable over the past six months. The loan by the Chairman is reflective of his commitment and belief in the Company's restructuring plan, and helps Play-By-Play continue to meet its objectives by providing funds early in the season to ensure the timely delivery of our products for each of our lines of business. By continuing to reduce costs and deliver our goods timely, we should continue to see improvements of our earnings from operations compared to the prior year."

Play-By-Play Toys & Novelties, Inc. designs, develops, markets and distributes a broad line of stuffed toys, novelties and its Play-Faces line of sculpted toy pillows based on its licenses for popular children's entertainment characters, professional sports team logos and corporate trademarks. The Company also designs, develops and distributes electronic toys and non-licensed stuffed toys, and markets and distributes a broad line of non-licensed novelty items. Play-By-Play has license agreements with major corporations engaged in the children's entertainment character business, including Warner Bros., The Walt Disney Company, Paws, Incorporated, Nintendo and many others, for properties such as Looney Tunes(TM), Winnie the Pooh, Batman(TM), Superman(TM), Scooby-Doo(TM), Mickey Mouse, GarfIeld and Pokemon.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE COMPANY'S LIQUIDITY AND CAPITAL RESOURCES, RELATIONSHIPS WITH LICENSORS, COMPETITIVE AND ECONOMIC FACTORS, PRICE CHANGES BY COMPETITORS, ABILITY TO MANAGE GROWTH, ABILITY TO SOURCE PRODUCTS, INTERNATIONAL TRADE RELATIONS, MANAGEMENT OF QUARTER TO QUARTER RESULTS, INCREASE IN COSTS OF RAW MATERIALS, TIMING OF TECHNOLOGICAL ADVANCES BY THE COMPANY AND ITS COMPETITORS, LACK OF ACCEPTANCE BY CONSUMERS OF NEW PRODUCTS, AND THE OTHER FACTORS DISCUSSED IN THE "RISK FACTORS" SECTION OF THE COMPANY'S FORM 10-K DATED JULY 31, 1999. UPDATED INFORMATION WILL BE PERIODICALLY PROVIDED BY THE COMPANY AS REQUIRED BY THE SECURITIES EXCHANGE ACT OF 1934.

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